Exhibit 10.13

Fortive Corporation
6920 Seaway Boulevard
Everett, WA 98203

STRICTLY PRIVATE AND CONFIDENTIAL

February 24, 2025

Tamara S. Newcombe

Dear Tami:

We are excited for you to continue your career with us in a new role! As discussed, Fortive (the “Company”) has announced that it will separate into two publicly traded companies (the "Separation") through the spin-off of a newly-formed company to own the businesses operating under Fortive's current Precision Technologies segment ("Ralliant Corporation").  Completion of the Separation will be deemed to have occurred on the first date that the common stock of Ralliant Corporation has been both registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading under a national securities exchange.

Until the Separation, you will be an employee of the Company and your position will include President and Chief Executive Officer, Ralliant Corporation based in Raleigh, NC. In connection with the Separation, your employment will formally transfer to Ralliant Corporation, and all your written agreements with the Company will be assigned to Ralliant Corporation.

Ralliant Corporation will be a place where you can experiment, learn, grow, and make an impact as we work to make the world stronger, safer, and smarter. We have big things ahead of us and we’re excited about your future here.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: You start date for this position will be February 24, 2025.

Pay: Prior to the Separation, and effective on April 1, 2025, your base salary will be adjusted and paid bi-weekly at the annual rate of $1,000,000, subject to periodic review and according to the Company’s usual payroll schedule and practices. As an executive officer of Ralliant Corporation and upon Separation, your compensation will be determined by the Compensation Committee of Ralliant Corporation, which will establish its own pay philosophy and determine its own peer group for benchmarking purposes after the Separation.

1/4

Incentive Compensation Plan Bonus: We believe that all employees have an impact on the achievement of the Company's goals. As part of your total compensation package and prior to the Separation, you will be eligible to participate in the Fortive Incentive Compensation Plan (“ICP”) with a target bonus of 125% of your annual base salary, subject to periodic review. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. Normally, ICP payments are made during the first quarter of the following calendar year.

At the time Ralliant Corporation adopts its own incentive compensation plan, your incentive compensation will no longer be governed by the Fortive ICP and will be governed by the terms of the incentive compensation plan adopted by Ralliant Corporation and its Compensation Committee. Your target bonus under such plan is expected to remain at the same level; provided however, that any such decision following the Separation will be at the discretion of the Compensation Committee of Ralliant Corporation. Your ICP under the Fortive plan will terminate upon the Separation, and your ICP payment for 2025, including any portion attributed to your performance prior to the Separation under the Fortive ICP, will be determined and paid solely under the Ralliant Corporation plan.

Equity Program Award: A recommendation will be made to the Compensation Committee of Fortive (the “Fortive Compensation Committee”) and of Ralliant (the “Ralliant Compensation Committee”) to grant you the following equity awards as part of Fortive’s Equity Program and Ralliant’s Equity Program, respectively:

1.	$4,500,000 target award value under the Fortive Equity Program at its March 2025 grant date reflecting continuation of your current annual grant level.
2.	Additionally, following the Separation, special one-time equity awards with a target award value of $5,125,000 will be granted, comprising of
i.	$2,125,000 as a one-time founder’s equity award (the “Founder’s Equity Award”)
ii.	$2,000,000 in recognition of the equity opportunity foregone with the Separation and;
iii.	$1,000,000 as a market adjustment to your March 2025 Fortive grant to provide you a target annual grant value of $5,500,000 in 2025 following the Separation; provided, however, that such amount will be determined at the sole discretion of the Ralliant Compensation Committee.

The form and the vesting terms of any such equity grant will be determined by the Fortive Compensation Committee and the Ralliant Compensation Committee, as applicable, and will be solely governed by the terms and conditions set forth in the applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

The Equity Awards in 2025 are expected to be granted in the form of a combination of 50% stock options, 50% RSUs.

Any stock options and RSUs will vest in accordance with the vesting schedule determined by the respective Committee. For purposes of this offer, RSUs and stock options would vest equally on each of the third and fourth anniversaries of the grant date, except for the Founder’s Equity Award that shall vest 50% on the first anniversary from the date of grant and 25% on the second and third anniversaries, respectively. These stock options and RSUs will be solely governed by the terms and conditions set forth in Fortive’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

2/4

The Company (and Fortive or Ralliant Corporation) cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

EDIP Program: You will continue to participate in the Executive Deferred Incentive Program (“EDIP”). Upon the Separation, Ralliant Corporation will adopt its own non-qualified executive deferred income plan.

Stock Ownership Guidelines: Upon Separation, Ralliant Corporation will adopt its own stock ownership guidelines.

Relocation: We are pleased to provide relocation services through CapRelo. Specific relocation benefits are detailed in the enclosed FTV Homeowner Plus (BVO) US Domestic Relocation Policy. A CapRelo representative will contact you to explain the services and benefits provided under the policy, coordinate your relocation plan, and answer any questions that you may have. Relocation benefits are conditioned on the Relocation Repayment Agreement.

Other Benefits and Perquisites: You will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling. This amount is not grossed-up for tax purpose. In addition, prior to the Separation, you will be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof. Upon the separation, Ralliant Corporation will adopt its own Other Benefits and Perquisites.

Benefits: You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k)-retirement plan beginning on your first day of employment subject to the applicable plan. Upon the Separation, Ralliant Corporation will adopt its own health, insurance and retirement benefits plans. Upon the Separation, your service date as recognized by the Company would be recognized by Ralliant Corporation for purposes of service-based benefits.

Paid Time Off: You will be eligible for annual Paid Time Off benefits pursuant to the Company’s policy. Paid Time Off may be prorated based on your start date. Upon separation, your accrued, unused Paid Time Off with the Company will be recognized by Ralliant Corporation.

Severance Benefits: Prior to the completion of the Separation, you will be entitled to the same level of severance benefits set forth in Fortive’s Severance and Change-in-Control Plan for Officers (“Fortive CIC Plan”); provided however, that any disposition(s) of ownership interests by Fortive in Ralliant Corporation, or issuance of shares by Ralliant Corporation, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan). A copy of the Fortive CIC Plan is attached for your reference.

Following completion of the Separation, you will be eligible to participate in Ralliant Corporation’s Severance and Change-in-Control Plan for Officers (the “Ralliant Corporation CIC Plan”), which plan will be substantially similar to the Fortive CIC Plan; provided however, that any disposition(s) of ownership interests by Fortive in Ralliant Corporation, or any issuance of shares by Ralliant Corporation, in one or more transactions shall not constitute a Change in Control (as defined in the Fortive CIC Plan).

3/4

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon your signature on the following documents:

•	Offer Letter
•	Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein
•	Relocation Repayment Agreement

Please let us know your decision within 7 days. You may acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning it, along with the signed documents referenced above.

Feel free to contact me with any questions or concerns. Please don’t hesitate to reach out. Thank you!

Sincerely,

/s/ James Lico

Jim Lico
President & CEO,
Fortive Corporation

Agreed & Accepted:

/s/ Tamara Newcombe

4/4